UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 6, 2019
AMNEAL PHARMACEUTICALS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-38485	32-0546926
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
400 Crossing Blvd
Bridgewater, NJ 08807
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (908) 947-3120
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	AMRX	New York Stock Exchange

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 7, 2019, the Compensation Committee of Amneal Pharmaceuticals, Inc. (the “Company”) adopted the Amneal Pharmaceuticals LLC 2019 Severance Plan (the “Severance Plan”). Under the Severance Plan, in the event of a participant’s involuntary termination of employment without Cause (as defined in the Severance Plan) due to (i) a reduction-in-force; (ii) a layoff; (iii) the elimination of a participant’s role; (iv) the reorganization of the Company, or a business unit, division, or department of the Company; (v) a change in business plan or structure that results in the participant’s separation from employment; or (vi) any other reason as determined by the Company in its sole discretion, on an individualized basis the participant will be eligible to receive up to a maximum of (depending on his or her position) (A) a lump sum payment of 104 weeks of his or her base pay, (B) two times his or her annual target bonus, (C) fully subsidized COBRA premiums for 78 weeks, and (D) outplacement services for 52 weeks. All Amneal executive officers are entitled to benefits under the Severance Plan. Provided, however, that if an executive officer is party to an employment agreement that provides for greater severance benefits, the executive officer will not be eligible for severance benefits pursuant to the Severance Plan. If, however, the severance benefits provided by the employment agreement are less than what would be provided by the Severance Plan, the executive officer will be entitled to the severance benefits pursuant to the employment agreement plus the difference between severance benefits payable under the Severance Plan and payable under the employment agreement.
The foregoing description of the Severance Plan is not complete and is qualified in its entirety by reference to the Severance Plan, which is filed herewith as Exhibit 10.1. The newly adopted Severance Plan supersedes the Company's prior severance plan, which expired on May 7, 2019.

Item 5.07	Submission of Matters to a Vote of Security Holders.
The Company held its 2019 Annual Meeting of Stockholders (the “Annual Meeting”) on May 6, 2019. Each of the proposals was approved, and each of the director nominees was elected, by the vote of the stockholders at the Annual Meeting as follows:
Proposal 1: To elect the following director nominees to hold office until the 2020 Annual Meeting of Stockholders and until their respective successors are elected and qualified:

	For	Against	Abstain	Broker Non-Votes
Emily Peterson Alva	247,351,931	543,779	52,299	12,323,525
Paul Bisaro	245,932,677	2,000,706	14,626	12,323,525
J. Kevin Buchi	239,689,558	8,241,287	17,164	12,323,525
Robert L. Burr	222,735,861	25,187,224	24,924	12,323,525
Jean Selden Greene	239,982,381	7,914,568	51,060	12,323,525
Ted Nark	247,291,700	600,337	55,972	12,323,525
Chintu Patel	245,588,231	2,340,799	18,979	12,323,525
Chirag Patel	245,589,651	2,334,597	23,761	12,323,525
Gautam Patel	221,587,309	26,342,618	18,082	12,323,525
Dharmendra Rama	239,617,726	8,274,361	55,922	12,323,525
Robert A. Stewart	247,226,543	684,391	37,075	12,323,525
Peter R. Terreri	247,371,230	560,131	16,648	12,323,525
Janet S. Vergis	247,151,425	763,016	33,568	12,323,525

Proposal 2: To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers:

For	Against	Abstain	Broker Non-Votes
246,960,209	958,451	29,349	12,323,525

Proposal 3: To approve, on a non-binding, advisory basis, the frequency of future votes to approve named executive officer compensation:

1 Year	2 Years	3 Years	Abstain	Broker Non-Votes
247,708,309	44,553	120,063	75,084	12,323,525

In accordance with the board of directors’ recommendation and the voting results on this advisory proposal, the board has determined that the Company will hold a non-binding, advisory vote on named executive officer compensation every year until the next required vote on the frequency of stockholder votes to approve named executive officer compensation.
Proposal 4: To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019:

For	Against	Abstain	Broker Non-Votes
259,800,405	415,520	55,609	N/A

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Amneal Pharmaceuticals LLC 2019 Severance Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2019	AMNEAL PHARMACEUTICALS, INC.

	By:	/s/ David A. Buchen
	Name:	David A. Buchen
	Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary